Exhibit 3.1

AMENDMENT TO THE

FOURTH AMENDED AND RESTATED BYLAWS OF

APRICUS BIOSCIENCES, INC.

I, the undersigned, do hereby certify:

(1) That I am the duly elected, qualified and acting Chief Executive Officer of Apricus Biosciences, Inc., a Nevada corporation (the “Company”); and

(2) That the resolutions duly adopted by the Board of Directors of the Company on January 11, 2016, did amend the Fourth Amended and Restated Bylaws of the Company to delete Article II, Section 2.7 in its entirety and replace it with the following:

“Section 2.7. Quorum. 33 1/3% of the outstanding shares of the Corporation entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of stockholders. If less than 33 1/3% of the outstanding shares are represented at a meeting, a majority of the shares so represented may adjourn the meeting from time to time without further notice. At a meeting resumed after any such adjournment at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. Once a quorum is established, stockholders present at a duly organized meeting may continue to transact business until adjournment, even if stockholders withdraw their shares in such number that less than a quorum remain.”

IN WITNESS WHEREOF, I have hereunto subscribed my name this 11th day of January, 2016.

/s/ Richard W. Pascoe
Richard W. Pascoe
Chief Executive Officer